CUSIP No. G4603R 106	SCHEDULE 13D	Page 1 of 1 Pages

Exhibit 99.3

JOINT FILING AGREEMENT

AGREEMENT dated as of August 30, 2018 between Court Cavendish Ltd. and Dr. Chai Patel (each a “Party”, together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership in shares of common stock, par value $0.0001 per share, of Long Blockchain Corp. Each Party hereto agrees that the Schedule 13D, dated on or about the date hereof, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

COURT CAVENDISH LTD.

By:	/s/ Catherine Valenti
Name:	Catherine Valenti
Title:	Director

Dr. Chai Patel
Dr. Chai Patel CBE FRCP